Exhibit 99.1

Contacts:	Media	Investors
	Brad Burns	Susan Watson
	(800) 644-NEWS	(703) 886-5282

MCI Restates Financial Statements for First Three Quarters of 2005

Restatement Results in a Cumulative $52 million reduction in 2005 Net Income

No Impact on Merger Agreement with Verizon

ASHBURN, Va., January 5, 2006 – MCI, Inc. (NASDAQ: MCIP) today announced it has made amended filings with the Securities and Exchange Commission to reflect a restatement of previously issued financial statements for the quarterly periods ended March 31, 2005; June 30, 2005; and September 30, 2005.

As a result of a comprehensive review of its contributions to the Federal Universal Service Fund, MCI determined that previously issued financial statements included an error related to these contributions for the years ended December 31, 2004 and 2003 as well as the first three quarters of 2005 which cumulatively over-stated net income for the nine-month period ended September 30, 2005 by $52 million. The Company determined that it should restate the previously issued 2005 quarterly results. In light of the restatement, the amended condensed consolidated financial statements for the first three quarters of 2005 should be read in place of the Form 10-Q documents previously filed with the SEC. Form 10-K has been amended to reflect material weakness under Section 404. MCI’s management made this determination on January 4, 2006 after consultation with its independent auditors and review by the Company’s audit committee. Amounts related to periods prior to December 31, 2004 are being recorded as a cumulative adjustment of $35 million in MCI’s fourth quarter 2005 financial results.

The restatement will have no impact on MCI’s pending merger with Verizon.

About MCI
MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With one of the most expansive global IP backbones and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to www.mci.com.

Forward-Looking Statements

This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the previously announced proposed transaction between MCI and Verizon; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the previously announced proposed transaction between MCI and Verizon. Additional factors that may affect the future results of MCI and Verizon are set forth in their respective filings with the Securities and Exchange Commission, which are available at http://investor.verizon.com/SEC/ and http://www.mci.com/about/investor_relations/sec/.

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